SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of Earliest Event Reported) April 30, 1997




                            HOST MARRIOTT CORPORATION
             (Exact Name of Registrant as Specified in its Charter)



                                    Delaware
                            (State of Incorporation)

                                     1-5664
                            (Commission File Number)

                                   53-0085950
                     (I.R.S. Employer Identification Number)


                  10400 Fernwood Road, Bethesda, Maryland 20817
               (Address of Principle Executive Offices) (Zip Code)



        Registrant's Telephone Number, Including Area Code (301) 380-9000






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Item 5.  Other Events

On April 30, 1997, the Registrant reported first quarter 1997 Earnings Before Interest Expense, Taxes, Depreciation and Amortization and other non-cash items ("EBITDA") of approximately $154 million, a 105% increase over the prior year results of $75 million. EBITDA from Host Marriott's full-service hotels increased 122 percent to $149 million for the 1997 quarter versus $67 million in 1996. The Company considers EBITDA to be an indicative measure of the Company's operating performance due to the significance of the Company's long-lived assets and because EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand its business. EBITDA is used by certain investors to determine the Company's ability to meet debt service requirements and is used in the senior notes indenture as part of the tests determining the Company's ability to incur debt and to make certain restricted payments. Such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets, interest expense and income taxes have been, and will be, incurred which are not reflected in the EBITDA presentation. On a historical basis, cash from operations was $90 million and $40 million for the twelve weeks ended March 28, 1997 and March 22, 1996, respectively. Cash used in investing activities was $135 million and $132 million for the twelve weeks ended March 28, 1997 and March 22, 1996, respectively. Cash used in financing activities was $129 million for the twelve weeks ended March 28, 1997, while cash from financing activities was $59 million for the twelve weeks ended March 22, 1996. The Company's ratio of earnings to fixed charges was 1.2 to 1.0 for the first quarter of 1997, while the Company's deficiency of earnings to fixed charges was $11 million for the first quarter of 1996. A copy of the press release is included as an exhibit to this filing.



Item 7.  Financial Statements and Exhibits

         (c)  99.1 News Release dated April 30, 1997.


                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     Host Marriott Corporation

                                     By:    /s/ Donald D. Olinger
                                        -------------------------
                                      Donald D. Olinger
                                      Senior Vice President and
                                      Corporate Controller

May 2, 1997


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